Exhibit 99(a)(3)

DREYFUS INSTITUTIONAL PREFERRED MONEY MARKET FUNDS
CERTIFICATE OF AMENDMENT
The undersigned, being a Vice President and Assistant Secretary of Dreyfus Institutional Preferred Money Market Funds, a Massachusetts business trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Article III, Section 1 of the Amended and Restated Agreement and  Declaration of Trust dated May 5, 1997 (the "Declaration of Trust") and by the affirmative vote of a majority of the Trustees at a meeting duly called, the Trust's Board of Trustees redesignated the two existing classes of Shares (as that term is defined in the Declaration of Trust) of beneficial interest of Dreyfus Institutional Preferred Money Market Fund (the "Fund"), a series of the Trust, as follows:
1.   "Prime" shares and "Reserve" shares of the Fund will be redesignated as "Institutional" shares and "Hamilton" shares, respectively.
2.    Institutional shares and Hamilton shares shall each be entitled to all of the rights and preferences accorded to Shares of the Fund under the Declaration of Trust.
3.    The purchase price of Institutional shares and Hamilton shares of the Fund, the method of determining the net asset value of such classes of Shares and the relative dividend rights of holders of such classes of Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 as in effect at the time of issuance of such Shares.
This Certificate of Amendment to the Declaration of Trust shall become effective on January 15, 2016.
IN WITNESS WHEREOF, the undersigned has executed this instrument this 8th day of January, 2016.

DREYFUS INSTITUTIONAL PREFERRED
MONEY MARKET FUND

By:	s/ Maureen E. Kane
	Name:	Maureen E. Kane
	Title:	Vice President and Assistant Secretary

STATE OF NEW YORK	)
: ss.:
COUNTY OF NEW YORK	)

On this 8th day of January, 2016, before me personally came Maureen E. Kane, to me personally known, who, being by me duly sworn, did say that she is a Vice President of the above-referenced Trust and who duly acknowledged to me that she had executed the foregoing instrument as her free act and deed on behalf of the Trust.
/s/ Loretta Johnston
Notary Public